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                                                                   Exhibit 10.14

                        [INTERNATIONAL PAPER LOGO]


January 26, 2004

Mr. John T. Dillon
One Stamford Plaza
263 Tresser Blvd. Suite 1203
Stamford, CT  06901

Dear John:

         This letter shall confirm our understanding that you are prepared to assist International Paper Company (hereinafter "IPC") in providing such consulting services as may reasonably be requested from time to time by the Chairman and Chief Executive Officer of IPC (hereinafter "Consulting Services"). It is our further understanding that you have agreed to render the Consulting Services during the life of this Agreement in accordance with the following terms and conditions:

1. This Agreement shall commence on November 3, 2003 and expire on November 3, 2004, unless the Company otherwise provides notice of renewal for an additional period. You will undertake the Consulting Services on a date to be designated at IPC's discretion, or as soon thereafter as possible, it being understood that you shall be engaged in rendering such Consulting Services at such sites and times as IPC may designate.

2. As a fee for the Consulting Services hereunder, IPC agrees to pay you five thousand five hundred and no/100 dollars ($5,500.00) per diem. IPC will also compensate you for all your reasonable travel expenses including food and lodging arising out of, and in connection with, the Consulting Services, provided you submit verification of such expenses, e.g., hotel and car rental receipts. You shall submit an invoice detailing your consulting fee and itemized travel expenses, and such invoices shall be due and payable within thirty (30) days after submission.

3. It is understood and agreed that you will personally perform your services as an independent contractor and not as an employee or agent of IPC. Accordingly, you are not authorized to commit IPC to any contractual arrangement with any third party nor will your acts of commission or omission be deemed the acts of IPC for any purpose whatsoever. Further, you will not be carried on IPC's payroll as a salaried employee, and you will not be entitled to participate in any group insurance plan, social security, or other fringe benefits that are provided to IPC employees. You shall not delegate your duties under this Agreement without the express prior written consent of IPC.




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4.       You warrant that you have full and complete rights to enter into this
         Agreement, that you are under no obligation to any present or former employer or other third party which would conflict with any part of this Agreement, and that you will assume no such obligation during the term of this Agreement. In performing the services contemplated hereunder, you warrant that you will not disclose to IPC any information which you are not legally free to disclose or for which you are under an obligation of confidentiality to any third party.

5. You agree to perform the duties that may reasonably be assigned to you hereunder to the best of your ability, experience and talents.

6. You will make and submit such oral and/or written reports and furnish such data and information regarding the details of matters arising in connection with the Consulting Services to IPC, as IPC may from time to time require. In this connection, at IPC's request, you will:

         a.       make periodic oral reports;

         b. discuss with IPC's representatives, on an informal basis, any tentative or preliminary conclusions or recommendations;

         c. submit to IPC drafts of proposed final conclusions and recommendations;

         d.       prepare a formal report or opinion; and,

         e. deliver promptly to IPC all work performed under this Agreement and, upon expiration or termination of this Agreement, deliver promptly to IPC any remaining completed or uncompleted work under this Agreement, together with all documents, data, and confidential information belonging to IPC.

7. Without limitation, any know-how, inventions, data, sketches, drawings, notebook and work sheet entries, whether or not of a technical, operational, or economic nature, and any United States and foreign patent applications directed thereto, which is conceived or developed by you solely, or jointly with an IPC employee, and arising out of the Consulting Services shall be the sole property of IPC, and you shall perform such acts and execute such papers as are reasonably necessary to perfect IPC's title therein. It is also agreed that any and all written materials (including without limitation all sketches, drawings, blueprints, reports and memoranda) which you prepare pursuant to this Agreement, or anything produced by you in the performance of the Consulting Services shall be the sole, exclusive and entire property of IPC. As to any such materials subject to the protection of the Copyright Act of 1976, all rights to copyright and reproduction shall be the property of IPC and you agree to execute any papers necessary to perfect title and copyright in IPC. If you produce anything for IPC in which you or third parties have or claim rights you shall promptly notify IPC of the subject matter and the claimed ownership.

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8.       It is understood and agreed that you shall maintain all information about any matter referred to in Paragraph 7 above and all other information which IPC may supply to you whether transmitted or conveyed orally, in writing, in the form of drawings, or whether perceived or observed by you in connection with rendering the Consulting Services, as the strictly secret and confidential intellectual property of IPC (hereinafter "Intellectual Property"), and you further agree:

         a. not to make any use whatsoever of such Intellectual Property, except in the performance of your duties under this Agreement, and, accordingly, without limiting the generality of the foregoing, not to use such Intellectual Property in connection with any work performed by you for yourself or any third party;

         b. not to reveal to any third party any such Intellectual Property whether supplied to you by IPC or originated wholly or partially by you during the life of this Agreement; and,

         c. that any such Intellectual Property submitted to you by IPC in tangible form, such as drawings, sketches, reports, etc., and any copies thereof, shall be returned to IPC upon completion of the Consulting Services.

         The sole and only exception to the foregoing obligations of secrecy and confidentiality with respect to Intellectual Property shall be any of the Intellectual Property which:

         a. is, or hereafter becomes, generally available to the public through, but not limited to, such means as a widely disseminated publication such as patent, and such availability to the public is not as a result of a breach of any provision hereof;

         b. is known by you prior to the date of this Agreement or your employment with IPC, as can be evidenced by your written records;

         c. as can be evidenced by your written records, is received by you from a third party, and such third party is not under a direct or indirect obligation of secrecy to IPC; or,

         d. is released from such obligations of secrecy and confidentiality with the prior written approval of an authorized representative of IPC.

9. You agree that the payment provided for in Paragraph 2 above is full and complete compensation for all obligations undertaken hereunder and for all inventions, improvements, and rights to patents, copyrights, and trade secrets assigned to IPC under this agreement.

10. IPC shall have the right to terminate this Agreement upon the breach by you of your duties hereunder, provided that IPC gives you written notice of the breach and you

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         do not cure the breach within thirty (30) days after IPC gives you the written notice. You shall have the right to terminate this Agreement upon the breach by IPC of IPC's duties hereunder, provided that you give IPC written notice of the breach and IPC does not cure the breach within thirty (30) days after you give IPC the written notice.

11. All notices, submissions and other communications provided for or permitted hereunder shall be in writing and shall be made by hand delivery, express courier, or first class mail, addressed as follows:

         If to you:                        If to International Paper:
         John T. Dillon                    Maura A. Smith
         One Stamford Plaza                International Paper
         263 Tresser Blvd. Suite 1203      400 Atlantic Street
         Stamford, CT  06901               Stamford, CT  06921

12. The Parties acknowledge that they were entitled to separate counsel and they have either employed such counsel or voluntarily waived their right to consult with counsel.

13. This is the complete agreement of the parties with respect to the subject matter hereof, namely consulting services to be provided by you to IPC. It does not address or supersede any other arrangement or agreement between you and IPC.

14.      This agreement is of a personal nature and may not be assigned.

15. The parties hereby expressly acknowledge and agree that this Agreement is entered into in the State of Connecticut and, to the extent permitted by law, shall be construed, interpreted and enforced in accordance with the laws of the State of New York, U.S.A.

16. Any provision hereof prohibited or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

17. Except for your obligations set forth in Paragraphs 6, 7, 8 and 9 above, which shall survive termination of this Agreement, there shall be no further obligations between the parties hereto upon termination of this Agreement.

If the foregoing is acceptable to you, we shall appreciate your so indicating by signing both copies of this Agreement in the spaces provided and returning one fully executed copy to Maura A. Smith, International Paper, 400 Atlantic Street, Stamford, CT 06921.

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                                          INTERNATIONAL PAPER COMPANY


                                   By:    Maura A. Smith
                                          -------------------------------------
                                   Name:  Maura A. Smith
                                          -------------------------------------
                                   Title: Senior Vice President,
                                          General Counsel and Secretary
                                          -------------------------------------

AGREED TO AND ACCEPTED BY:


Name: John T. Dillon
      --------------------
      John T. Dillon
      --------------------
Date:
      --------------------

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